Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 25, 2020, in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-248599) and related Prospectus of VIA optronics AG for the registration of its ordinary shares.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Nuremberg, Germany

September 22, 2020